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                                                                    Exhibit 8.1

                     [MORRIS, MANNING & MARTIN LETTERHEAD]


                                 July 7, 2000



InfoCure Corporation
1765 The Exchange
Suite 500
Atlanta, GA 30339


Ladies and Gentlemen:

         We have acted as counsel to InfoCure Corporation ("InfoCure"), a Delaware corporation, in connection with the proposed merger (the "Merger") of CADI Acquisition Corporation ("Merger Sub"), a Colorado corporation and a direct wholly-owned transitory merger subsidiary of InfoCure, with and into Medical Dynamics, Inc. ("Medy"), a Colorado corporation, pursuant to an Agreement and Plan of Merger and Reorganization dated as of December 21, 1999, as amended by that certain First Amendment to Agreement and Plan of Merger by and among Medy, InfoCure and Merger Sub dated April 10, 2000, and that certain Second Amendment to Agreement and Plan of Merger by and among Medy, InfoCure and Merger Sub dated June 22, 2000 (the "Merger Agreement"). The Merger is described in the Registration Statement of InfoCure on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the joint proxy statement and prospectus of Medical Dynamics and InfoCure (the "Proxy Statement/Prospectus").

         In that connection, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and as contemplated by the Proxy Statement/Prospectus and (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the representations and warranties made by InfoCure, Medy and Merger Sub in the Merger Agreement.

         Based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption "Material Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications described therein, sets forth the material United States federal income tax considerations generally applicable to the Merger. Because this

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MORRIS, MANNING & MARTIN
A LIMITED LIABILITY PARTNERSHIP


July 7, 2000
Page 2

opinion is being delivered prior to the effective time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the federal income tax consequences of the Merger or that contrary positions may not be asserted by the Internal Revenue Service.

         This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

         We hereby consent to the use of our name under the caption "Material Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       MORRIS, MANNING & MARTIN, LLP



                                       By:/s/ Charles R. Beaudrot, Jr., Partner
                                          -------------------------------------
                                          Charles R. Beaudrot, Jr., Partner